Exhibit 99.B(m)(1)(B)

SCHEDULE I

To the Distribution and Service Plan, dated June 5, 1995, of The Victory Portfolios

This Distribution and Service Plan shall be adopted with respect to the Shares of the following Funds of The Victory Portfolios:

1.	Established Value	Class A
2.	Federal Money Market Fund	Investor and Select
3.	Ohio Municipal Money Market Fund	Class A
4.	Prime Obligations Fund	Class A
5.	Stock Index Fund	Class R
6.	Tax-Free Money Market Fun	Class A

As of February 25, 2009.

THE VICTORY PORTFOLIOS

By:
Christopher K. Dyer
Secretary

Accepted:
VICTORY CAPITAL MANAGEMENT INC.

By:
David C. Brown
Senior Managing Director